Exhibit 99.1
MOUNTAIN NATIONAL BANCSHARES, INC.
AUTHORIZES STOCK REPURCHASE
SEVIERVILLE, Tenn., July 6, 2007 — Mountain National Bancshares, Inc. (MNBT) announced today that its Board of Directors has authorized the repurchase of up to $500,000 of the Company’s common stock prior to June 27, 2008. The stock repurchases are expected to be accomplished in private or open-market purchases. The timing of repurchases and the number of shares of common stock to be purchased is dependent upon prevailing market conditions, share price, and other factors.
Mountain National Bancshares, Inc. is the parent company of Mountain National Bank, with consolidated total assets of approximately $488 million at March 31, 2007. The bank operates seven full-service banking offices located in Sevier County, Tennessee.
Certain of the statements in this release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The word “expected,” is intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking. All forward-looking statements are subject to risks, uncertainties and other facts that may cause the actual results, performance or achievements of Mountain National or amount of shares purchased pursuant to this repurchase authorization to differ materially from any results or amounts expressed or implied by such forward-looking statements. Such factors include, without limitation, the Company’s ability to effect the share repurchase plan, effects of future economic or business conditions; governmental monetary and fiscal policies, as well as legislative and regulatory changes, including changes in banking, securities and tax laws and regulations; the risks of changes in interest rates on the levels, composition and costs of deposits, loan demand, and the values of loan collateral, securities, and interest sensitive assets and liabilities; credit risks of borrowers; the effects of competition from a wide variety of local, regional, national and other providers of financial, investment, and insurance services; the failure of assumptions underlying the establishment of reserves for possible loan losses and other estimates; the risks of mergers, acquisitions and divestitures, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and the possible failure to achieve expected gains, revenue growth and/or expense savings from such transactions; changes in accounting policies, rules and practices; changes in technology or products that may be more difficult, or costly, or less effective, than anticipated and other risks and uncertainties as detailed from time to time in the reports filed by Mountain National with the Securities and Exchange Commission.
CONTACT:
Mountain National Bancshares, Inc.
Dwight B. Grizzell, President & CEO,
or Michael L. Brown, Executive Vice President/COO
(865) 428-7990.